The Lincoln National Life Insurance Company

No-Lapse Enhancement Rider

This rider is made part of the policy to which it is attached.  Except as provided below, this rider is subject to all the terms and conditions of the policy.  This rider becomes effective as of the Policy Date shown in the Policy Specifications.

This rider consists of the No-Lapse Value Provision and the Reset Account Value Provision.  The policy will not Lapse as long as this rider is In Force and all the requirements of at least one of these provisions are met.

If the requirements of only one of these provisions are met, the Death Benefit Proceeds payable will be calculated under that provision.  If the requirements of both of these provisions are met, the Death Benefit Proceeds payable will be the greater of the Death Benefit Proceeds calculated under each provision.

While this rider is actively preventing the policy from Lapse, the following will occur as applicable:

a. Monthly Deductions will continue to be accumulated, but will not be deducted.  The Net Accumulation
    Value will not be less than zero.  Cost of Insurance rates will not be charged on an amount greater than the death benefit at the beginning of the Policy Month.  Any Death Benefit Proceeds payable will not be reduced by the accumulated unpaid Monthly Deductions.

b. Loan interest will continue to accrue and will be added to the total amount of Indebtedness.

At such time that this rider is no longer preventing Lapse, or upon termination of the No-Lapse Enhancement Rider, whichever occurs first, any accumulated unpaid Monthly Deductions will need to be repaid in addition to the amount described in the Grace Period provision in order to keep the policy In Force.

The Grace Period provision of the policy will begin on the Monthly Anniversary Day on which the No-Lapse Value, less Indebtedness, and the Reset Account Value, less Indebtedness, are less than or equal to zero and the policy has met the conditions for entering the grace period as described in the policy’s Grace Period provision.  You will be notified of the pending Lapse as provided under that provision.

The duration of the Lapse Protection provided by this rider may be reduced if:

a. premiums or other deposits are not received on or before their due date;

b. any Indebtedness exists; or

c. you initiate any policy change that decreases the No-Lapse Value or Reset Account Value under the policy.  Policy changes that could decrease the No-Lapse Value and the Reset Account Value include, but are not limited to, partial surrenders, changes in Specified Amount, and changes in Death Benefit
    Option.

The No-Lapse Value and the Reset Account Value described in the following provisions are reference values only, and are not used in determining the Accumulation Value or death benefit provided by the policy.  Likewise, the rider’s monthly deductions, credited interest, premium credit, charges and expenses described in each provision, if applicable, are used only to determine the No-Lapse Value and the Reset Account Value.

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No-Lapse Value Provision

Lapse Protection
The policy will not Lapse as long as the No-Lapse Value described below, less Indebtedness, is greater than zero.

No-Lapse Value Death Benefit Proceeds
If the No-Lapse Value, less Indebtedness, is greater than zero and the policy would otherwise have met the conditions for entering the grace period as described in the policy’s Grace Period provision, the No-Lapse Value Death Benefit Proceeds will be equal to the Guaranteed Minimum Death Benefit described below less any Indebtedness and partial surrenders (i.e. withdrawals) after the date of death.

Guaranteed Minimum Death Benefit
The Guaranteed Minimum Death Benefit (“GMDB”) is equal to the Initial Specified Amount shown in the Policy Specifications.  If the current Specified Amount is decreased below the GMDB, the GMDB will automatically be decreased to an amount equal to the reduced Specified Amount.  The GMDB decrease will become effective on the same date as the decrease in current Specified Amount. You cannot request an increase in the GMDB.

No-Lapse Value
The No-Lapse Value is a reference value and is not used in determining the Accumulation Value or death benefit provided by the policy.  On each Monthly Anniversary Day, the No-Lapse Value will be calculated as (1), plus (2), minus (3), plus (4), minus (5), minus (6) where:

(1)	is the No-Lapse Value on the preceding Monthly Anniversary Day;

(2)
is all premiums received since the preceding Monthly Anniversary Day and is either increased by the No-Lapse Value Premium Credit or decreased by the No-Lapse Value Premium Load based on Policy Years as shown in the Policy Specifications;

(3)	is the amount of any partial surrenders (i.e. withdrawals) since the preceding Monthly Anniversary Day;

(4)	is accumulated interest as described in the No-Lapse Value Credited Interest provision below;

(5)	is the No-Lapse Value Monthly Deduction described below for the month following the Monthly Anniversary Day; and

(6)	is the surrender charge, if any, as determined from the Table of Surrender Charges shown in the Policy Specifications for any decrease in Specified Amount on the Monthly Anniversary Day.

On any day other than a Monthly Anniversary Day, the No-Lapse Value will be (1), plus (2), less (3), plus (4).

The No-Lapse Value on the Policy Date will be the initial premium received, either increased by the No-Lapse Value Premium Credit or decreased by the No-Lapse Value Premium Load, as shown in the Policy Specifications, less the No-Lapse Value Monthly Deduction for the first Policy Month.

The No-Lapse Value may become less than zero.

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Treatment of the Effective Date of Premiums
All premiums received between two Monthly Anniversary Days will be credited as if they had been received as of the prior Monthly Anniversary Day in relation to the actual premium receipt date.  This means that the premium will be treated as having been received before the calculation of the No-Lapse Value Monthly Deduction and interest crediting.  This treatment of effective date of premiums only applies for the purposes of calculating No-Lapse Value.

Treatment of Premium Received in Policy Month Prior to a Decrease in the No-Lapse Premium Load
All premiums received in the Policy Month prior to a decrease in the No-Lapse Value Premium Load will receive the lower No-Lapse Value Premium Load, as shown in the Policy Specifications.

No-Lapse Value Monthly Deduction
The No-Lapse Value Monthly Deduction for a Policy Month will be calculated as (1) plus (2), where:

(1)	is the No-Lapse Value Cost of Insurance as described in the No-Lapse Value Cost of Insurance provision below, plus the cost of any additional benefits provided by rider for the Policy Month; and

(2)	is the No-Lapse Value Monthly Administrative Fee shown in the Policy Specifications.

No-Lapse Value Credited Interest
We will credit interest to the No-Lapse Value daily.  The interest rate applied to loaned and unloaned funds is shown in the Policy Specifications.

No-Lapse Value Cost of Insurance
The No-Lapse Value Cost of Insurance under this rider is determined on a monthly basis.  Such cost will be the result of (1) minus (2), multiplied by (3), and divided by 1,000, where:

(1)	is the No-Lapse Death Benefit Value described below at the beginning of the Policy Month, divided by the Net Amount at Risk Discount Factor shown in the Policy Specifications;
(2)
is the No-Lapse Value at the beginning of the Policy Month after the deduction of the No-Lapse Monthly Administrative Fee but prior to the deduction for the monthly No-Lapse Cost of Insurance, or zero if the No-Lapse Value is less than zero, and

(3)
is the applicable No-Lapse Factor described in the Policy Specifications. The No-Lapse Factor may be modified by the Table of Funding Level Threshold Percentages and resulting reduction factor, if applicable, as described in the Policy Specifications.

Funding Level
Funding Level is measured by dividing the No-Lapse Value on the Monthly Anniversary Day by the current Specified Amount. The Funding Level is used with the Table of Funding Level Threshold
Percentages to determine if the No-Lapse Factor will be modified by a reduction factor, as described in the Policy Specifications.  The No-Lapse Factor is used to calculate the No-Lapse Value Cost of Insurance.

No-Lapse Death Benefit Value
The No-Lapse Death Benefit Value is calculated in the same manner as the death benefit described in the policy’s Death Benefit Proceeds provision and Death Benefit Options provision, using the No-Lapse Value in lieu of the Accumulation Value. The No-Lapse Death Benefit Value is used only to determine the monthly No-Lapse Value Cost of Insurance; it is not used to determine the death benefit provided by the policy or this rider.

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Reset Account Value Provision

Lapse Protection
The policy will not Lapse as long as the Reset Account Value described below, less Indebtedness, is greater than zero.

Reset Account Value Death Benefit Proceeds
If the Reset Account Value, less Indebtedness, is greater than zero and the policy would otherwise have met the conditions for entering the grace period as described in the policy’s Grace Period provision, the Reset Account Value Death Benefit Proceeds will equal the greater of:

a.	the Reset Death Benefit described below, less any Indebtedness and partial surrenders (i.e. withdrawals) after the date of death; or

b.
an amount equal to the Reset Account Value multiplied by the applicable percentage shown in the Corridor Percentages Table in the Policy Specifications, less any Indebtedness and partial surrenders (i.e. withdrawals) after the date of death.

Reset Death Benefit
The Reset Death Benefit on the Policy Date equals the Initial Specified Amount shown in the Policy Specifications.  If the current Specified Amount is decreased below the Reset Death Benefit, the Reset Death Benefit will automatically be decreased to an amount equal to the new reduced Specified Amount. The Reset Death Benefit decrease will become effective on the same date as the decrease in current Specified Amount.

Reset Account Value
The Reset Account Value is a reference value and is not used in determining the Accumulation Value or death benefit provided by the policy.  On each Monthly Anniversary Day, the Reset Account Value will be calculated as (1), plus (2), minus (3), plus (4), minus (5), minus (6) where:

(1)	is the Reset Account Value on the preceding Monthly Anniversary Day;

(2)	is all premiums received since the preceding Monthly Anniversary Day, less the Reset Account Value Premium Load shown in the Policy Specifications;

(3)	is the amount of any partial surrenders (i.e. withdrawals) since the preceding Monthly Anniversary Day;

(4)	is accumulated interest as described in the Reset Account Value Interest Credited provision below;

(5)	is the Reset Account Value Monthly Deduction described below for the month following the Monthly Anniversary Day; and

(6)	is the surrender charge, if any, as determined from the Table of Surrender Charges shown in the Policy Specifications for any decrease in Specified Amount on the Monthly Anniversary Day.

On any day other than a Monthly Anniversary Day, the Reset Account Value will be (1), plus (2), less (3), plus (4).

The Reset Account Value on the Policy Date will be the initial premium received, less the Reset Account Value Premium Load, less the Reset Account Value Monthly Deduction for the first Policy Month.

The Reset Account Value may become less than zero.

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Treatment of the Effective Date of Premiums
All premiums received between two Monthly Anniversary Days will be credited as if they had been received as of the prior Monthly Anniversary Day in relation to the actual premium receipt date.  This means that the premium will be treated as having been received before the calculation of the Reset Account Value Monthly Deduction and interest crediting.  This treatment of effective date of premiums only applies for the purposes of calculating Reset Account Value.

Treatment of Premium Received in Policy Month Prior to a Decrease in the Reset Account Value Premium Load
All premiums received in the Policy Month prior to a decrease in the Reset Account Value Premium Load will receive the lower Reset Account Value Premium Load, as shown in the Policy Specifications.

Policy Anniversary Reset
On each Policy Anniversary, if the Reset Account Value on that Policy Anniversary is less than the Accumulation Value on that same Policy Anniversary, the Reset Account Value will be reset to equal the Accumulation Value.
Reset Account Value Monthly Deduction
The Reset Account Value Monthly Deduction for a Policy Month will be calculated as (1) plus (2), where:

(1)
is the Reset Account Value Cost of Insurance as described in the Reset Account Value Cost of Insurance provision below, plus the cost of any additional benefits provided by rider for the Policy Month; and

(2)	is the Reset Account Value Monthly Administrative Fee shown in the Policy Specifications.

Reset Account Value Credited Interest
We will credit interest to the Reset Account Value daily.  The interest rate applied to loaned and unloaned funds is shown in the Policy Specifications.

Reset Account Value Cost of Insurance
The Reset Account Value Cost of Insurance under this rider is determined on a monthly basis.  Such cost will be the result of (1) minus (2), multiplied by (3), and divided by 1,000, where:

(1)	is the Reset Account Death Benefit Value at the beginning of the policy month, divided by the Net Amount at Risk Discount Factor shown in the Policy Specifications;

(2)
is the Reset Account Value at the beginning of the Policy Month after the deduction of the Reset Account Monthly Administrative Fee but prior to the deduction for the monthly Reset Account Value Cost of Insurance, or zero if the Reset Account Value is less than zero, and

(3)	is the Reset Account Factor as described in the Policy Specifications.

Reset Account Death Benefit Value
The Reset Account Death Benefit Value is calculated in the same manner as the death benefit described in the policy’s Death Benefit Proceeds provision and Death Benefit Options provision, using the Reset Account Value in lieu of the Accumulation Value.  The Reset Account Death Benefit Value is used only to determine the monthly Reset Account Value Cost of Insurance; it is not used to determine the death benefit provided by the policy or this rider.

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General Provisions
Allocation Requirements
While this rider is In Force, certain allocation requirements below must be maintained as follows:

(1)	The Automatic Rebalancing program as described in Automatic Rebalancing provision of your policy must be maintained.

(2)	The use of the money market Sub-Account is limited to the following:
a.
during the right to examine period, if the jurisdiction where your policy was issued requires the return of premium, any premiums paid will be placed in the money market Sub-Account as described in the Right to Examine this Policy provision of your policy; and/or

b.
as an account from which funds will automatically be transferred pursuant to the Dollar Cost Averaging program described in the Dollar Cost Averaging provision of your policy.  Any balance remaining in the money market Sub-Account upon termination of Dollar Cost Averaging will need to be transferred to other Sub-Account(s) and/or the Fixed Account as specified by you.

Additionally, we reserve the right to limit the amount of policy value in any Sub-Account(s) and/or the Fixed Account to a maximum percentage of the total Net Accumulation Value of the policy. Should we choose to enforce this restriction, we will provide 30 days advance Written Notice to you. Such notice will identify the restriction percentages to be applied and the Sub-Account(s) impacted. We will evaluate the imposition of these restrictions on a quarterly basis.

Termination
This rider and all rights provided under it will terminate automatically on the first of the following to occur:

a.	the Insured reaches or would have reached Attained Age 121;
b.	surrender or other termination of the policy;
c.	your request to terminate Automatic Rebalancing;
d.	use of the money market Sub-Account other than as described in the Allocation Requirement provision; or
e.
the Sub-Account(s) and/or Fixed Account limit as described in the Allocation Requirement provision is imposed and you do not take corrective action within 61 days after the date of mailing of the notice of such requirement.

If this rider terminates due to item a., coverage will continue as provided under the Continuation of Coverage provision of the policy, and the Death Benefit Proceeds provisions of this rider will continue to apply. If the policy terminates and is reinstated, this rider will likewise be reinstated unless the rider terminated before the policy terminated.

The Lincoln National Life Insurance Company
/s/ Dennis R. Glass

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